EXHIBIT 99.1

Sucampo Reports Continued Strong Performance for Fourth Quarter and Full Year 2015

Results Driven by Continued AMITIZA Growth and R-TECH UENO Acquisition

Company Reiterates 2016 Guidance

Company to Host Conference Call Today at 8:30 a.m. EST

ROCKVILLE, Md., March 08, 2016 (GLOBE NEWSWIRE) -- Sucampo Pharmaceuticals, Inc. (Sucampo) (NASDAQ:SCMP), a global biopharmaceutical company, today reported consolidated financial results for the fourth quarter and full year ended December 31, 2015.  Financial results include consolidated operations from R-Tech Ueno as of October 21, 2015.

Summary of Results	Q4-15	% Increase on Q4-14	FY-15	% increase on FY-14
Revenue	$55.4 M	47%	$153.2 M	33%
Net Income GAAP	$10.2 M	9%	$33.4 M	154%
EPS GAAP - diluted	$0.23	11%	$0.73	152%
EBITDA	$25.1 M	40%	$60.5 M	72%
Adjusted Net Income	$19.1 M	105%	$43.5 M	143%
Adjusted EPS - diluted	$0.43	108%	$0.95	136%
Adjusted EBITDA	$27.7 M	46%	$69.9 M	86%

“Sucampo ended 2015 with incredibly positive momentum, demonstrating exceptional financial results and already generating significant value from the R-Tech Ueno acquisition.  I am proud that we achieved all of our goals for the year, driving solid top- and bottom-line growth, focusing on the advancement and diversification of our pipeline, and improving our capital structure,” said Peter Greenleaf, Chairman and Chief Executive Officer of Sucampo.  “We have made a strong start to 2016, with AMITIZA demonstrating continued growth, streamlined operations from our continued integration with R-Tech Ueno, a recently strengthened balance sheet, and an exciting agreement signed for the exclusive option to license a novel, orphan disease gastrointestinal product.  Priorities in 2016 remain executing on additional high-quality acquisitions that will be accretive as well as continuing to diversify our pipeline.”

For the three months ended December 31, 2015, Sucampo reported year-over-year growth of 47% to $55.4 million in total revenue.  Revenue for the quarter included an additional $11.8 million as a result of the R-Tech Ueno acquisition. Excluding this additional revenue, as well as a $5 million milestone payment earned in the fourth quarter of 2015, an $8 million milestone payment earned in the fourth quarter of 2014, and the effect of co-promotion revenue ceasing in 2014, base revenue grew by 36%.  Product sales revenue increased to $29.6 million, representing 285% year-over-year growth, and product royalty revenue grew 23% year-over-year to $22.9 million.

Sucampo reported adjusted net income of $19.1 million, or $0.43 per diluted share, during the fourth quarter of 2015, compared to adjusted net income of $9.3 million and diluted EPS of $0.21 in the same period in 2014, an increase of 105%. On a GAAP basis, Sucampo reported net income of $10.2 million and diluted EPS of $0.23 during the fourth quarter of 2015, compared to net income of $9.3 million and diluted EPS of $0.21 in the same period in 2014, an increase of 9%.

For the full year 2015, Sucampo reported year-over-year growth of 33% to $153.2 million in total revenue, including one time milestone payments and the effect of co-promotion efforts ceasing in 2014.  Excluding revenue from the R-Tech Ueno acquisition, total revenue grew 23%.

For the full year 2015, Sucampo reported adjusted net income of $43.5 million and adjusted diluted EPS of $0.95, compared to adjusted net income of $17.9 million and adjusted diluted EPS of $0.40 in the full year 2014, an increase of 143%. On a GAAP basis, Sucampo reported net income of $33.4 million and diluted EPS of $0.73 during the full year 2015, compared to net income of $13.1 million and diluted EPS of $0.29 in the same period in 2014, an increase of 154%.

Fourth Quarter 2015 Operational Review

AMITIZA

United States

  AMITIZA total prescriptions were 390,228 in the fourth quarter of 2015, an increase of 10% compared to the fourth quarter of 2014. Net sales of AMITIZA, reported by Takeda Pharmaceuticals U.S.A., Inc. (Takeda) for royalty calculation purposes, increased 13% to $102.3 million for the fourth quarter of 2015, compared to $91.1 million in the same period of 2014.  Royalty revenue was $22.9 million compared to $18.6 million for the fourth quarter of 2014, an increase of 23%. Also included in fourth quarter revenue are Takeda AMITIZA sales from R-Tech Ueno of $10.4 million.  For the full year 2015, AMITIZA total prescriptions were 1,475,634, an increase of 10% compared to the full year of 2014. Net sales of AMITIZA reported by Takeda for royalty calculation purposes, increased 15% to $380.4 million for the full year of 2015, compared to $331.6 million in the same period of 2014. Royalty revenue for the full year 2015 was $74.1 million compared to $62.8 million for full year 2014, an increase of 18%.

Global Markets

  In Japan, Sucampo's revenue from sales of AMITIZA to Mylan N.V. increased 74% to $12.9 million for the fourth quarter of 2015, compared to $7.4 million in the same period of 2014. For the full year, revenue from sales of AMITIZA to Mylan N.V. increased 64% to $48.9 million, compared to $29.9 million in 2014. Sucampo earned a $5.0 million milestone payment from Mylan pursuant to the existing license, commercialization and supply agreement in the fourth quarter of 2015. The milestone payment was triggered by the first occurrence of annual net sales of lubiprostone for chronic constipation (CC) in Japan exceeding JPY 10.0 billion. Full year 2014 included a $2.5 million milestone payment from Mylan in the third quarter (then Abbott Japan Co., Ltd.)

Corporate

  In December 2015, Sucampo completed its acquisition of R-Tech Ueno for 32.8 billion Japanese Yen (JPY), or approximately $275 million. Through the acquisition, Sucampo secured a larger portion of the global economics of AMITIZA, greater control over the manufacturing and supply chain for the product, and acquired new product candidates, including two vascular adhesion protein inhibitors.

  In October 2015, Sucampo closed a $250.0 million credit facility in connection with the financing of its acquisition of R-Tech Ueno. The loans under the credit facility were fully allocated to institutional investors. The loans under the credit facility bear interest at a LIBOR (subject to a 1% floor) plus 7.25% or base rate (subject to a 2% floor) plus 6.25% and have a final maturity date of October 16, 2021.

  In October 2015, Timothy P. Walbert joined Sucampo’s Board of Directors. Mr. Walbert currently serves as Chairman, President and Chief Executive Officer of Horizon Pharma plc.

  In January 2016, Sucampo completed an option and collaboration agreement under which Cancer Prevention Pharmaceuticals, Inc. (CPP) has granted Sucampo the sole option to acquire an exclusive license to commercialize the combination product CPP-1X/sulindac in North America. This product is currently in a phase 3 clinical trial for the treatment of familial adenomatous polyposis (FAP), which has been designated as an orphan indication in the United States and Europe. Enrollment in the study is expected to be complete in the first half of 2016 and the trial is expected to conclude in 2018, with potential for approval as early as 2019.

  In January 2016, Peter Greenleaf, Sucampo’s Chief Executive Officer, was appointed Chairman of the Board of Directors. Concurrently, John Johnson was appointed the lead independent director.

Fourth Quarter and Full Year 2015 Financial Review

  Adjusted net income was $19.1 million, or $0.43 per diluted share, during the fourth quarter of 2015, compared to adjusted net income of $9.3 million and diluted EPS of $0.21 in the same period in 2014, an increase of 105%. On a GAAP basis, Sucampo reported net income of $10.2 million and diluted EPS of $0.23 during the fourth quarter of 2015, compared to net income of $9.3 million and diluted EPS of $0.21 in the same period in 2014, an increase of 9%.

  For the full year 2015, Sucampo reported adjusted net income of $43.5 million and adjusted diluted EPS of $0.95, compared to adjusted net income of $17.9 million and adjusted diluted EPS of $0.40 in the full year 2014, an increase of 143%. On a GAAP basis, Sucampo reported net income of $33.4 million and diluted EPS of $0.73 during the full year 2015, compared to net income of $13.1 million and diluted EPS of $0.29 in the same period in 2014, an increase of 154%.

  Adjusted EBITDA, defined as net income before interest, taxes, depreciation, amortization, stock-based compensation expense, restructuring and intangible impairment, was $27.7 million for the fourth quarter of 2015 compared to $18.9 million in the same period in 2014, an increase of 46%. For the full year of 2015, adjusted EBITDA was $69.9 million compared to $37.5 million in 2014, an increase of 86%.

  Total revenues were $55.4 million for the fourth quarter of 2015 compared to $37.8 million in the same period in 2014, an increase of $17.6 million or 47%. The increase was primarily due to the $11.8 million inclusion of R-Tech Ueno results, a milestone payment received from Mylan and higher AMITIZA sales in the US and Japan, offset by an upfront payment received during Q2 2014 under the Global Takeda agreement. For the full year 2015, total revenues were $153.2 million compared to $115.5 million for the full year 2014, an increase of $37.7 million or 33%.

  Costs of goods sold were $18.1 million for the fourth quarter of 2015 compared to $4.1 million for the same period in 2014, an increase of $14.0 million or 340%. The increase was primarily due to the inclusion of R-Tech Ueno results, which included the step up of inventory and intangible asset amortization of $9.4 million, coupled with an increase in product sales. Excluding the step up of inventory and intangible asset amortization of $9.4 million, cost of goods sold was $8.7 million.  For the full year 2015, cost of goods sold was $36.7 million compared to $16.3 million for the full year 2014, an increase of $20.4 million.  The increase was primarily due to the inclusion of R-Tech Ueno results, which included the step up of inventory and intangible asset amortization of $9.4 million, coupled with an increase in product sales. Excluding the step up of inventory and intangible asset amortization of $9.4 million, cost of goods sold was $27.3 million, an increase of 67%.

  Gross Margin, calculated as product sales revenue, less cost of goods sold, as a percentage of product sales revenue, was 39% for the fourth quarter of 2015 compared to 47% for the same period in 2014, a decrease of 8%. The decrease was primarily due to the step up of inventory and intangible asset amortization, offset by the Mylan sales milestone. Excluding the step up of inventory and intangible asset amortization and the Japan Mylan milestone, gross margin was 54%, an increase of 7%. For the full year 2015, gross margin was 45% compared to 51% for the full year 2014, a decrease of 6%.  The decrease was primarily due to the inclusion of R Tech Ueno, which included the step up of inventory and intangible asset amortization, offset by the Mylan sales milestone. Excluding the step up of inventory and intangible asset amortization and the Japan Mylan milestone, gross margin was 51%, an increase of 7%.

  Research and development expenses were $11.3 million for the fourth quarter of 2015 compared to $5.9 million for the same period of 2014, an increase of $5.4 million or 93%. The increase quarter over quarter was primarily due to the inclusion of R-Tech Ueno in Q4, coupled with ongoing development efforts related to lubiprostone for prediatric functional constipation, oral mucositis and non-erosive reflux disease / symptomatic gastroesophageal reflux disease (NERD / sGERD).  For the full year 2015, research and development expenses were $33.6 million compared to $20.6 million for the full year 2014, an increase of $13.1 million or 64%.  The increase year over year, was primarily due to the inclusion of R-Tech Ueno in Q4, coupled with ongoing development efforts related to Lubiprostone for Prediatric Functional Constipation, oral mucositis and NERD / sGERD.

  General and administrative expenses were $13.2 million for the fourth quarter of 2015 compared to $7.7 million for the same period of 2014, an increase of $5.5 million or 72%. The increase was primarily due to R-Tech Ueno acquisition costs. For the full year 2015, general and administrative expenses were $35.5 million compared to $31.2 million for the full year 2014, an increase of $4.3 million or 14%.  The fluctuation year over year is primarily due to the acquisition of R-Tech Ueno in Q4 and the inclusion of the underlying acquisition costs.

  Selling and marketing expenses were $1.2 million for the fourth quarter of 2015 compared to $3.1 million for the same period of 2014, a decrease of $1.9 million or 60%. The decrease was primarily due to the reduction in our direct commercial operations in the U.S. and Europe in the fourth quarter of 2014.  For the full year 2015, selling and marketing expenses were $2.8 million compared to $14.5 million for the full year 2014, a decrease of $11.7 million or 80%.

  The effective tax rate for the fourth quarter of 2015 was a negative 7%, compared to 48% in the same period of 2014. The reduction in the tax rate is due to the timing of the allowable deduction for intangible impairment expense, the timing and recognition of uncertain tax positions, together with the effect on the treatment of non-U.S. income following the reduction in holdings of Sucampo’s founding stockholders below 50% of Sucampo’s outstanding shares, which occurred in the first quarter of 2015, offset by the timing and deductibility of transaction related costs.  The effective tax rate for the full year 2015 was 24%, compared to 52% for the full year 2014.  The reduction in the full year tax rate is driven by the same factors that impacted the Q4 tax rate.

Certain prior year Non GAAP amounts have been reclassified for consistency with the current period adjusted presentation. These reclassifications had no effect on the reported results of operations.  A reconciliation of adjusted Net Income to GAAP Net Income and adjusted EBITDA to income from operations, the most directly comparable GAAP financial measure, is included in the tables below.

	RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME
	(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended	For the Year Ended	For the Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Adjusted Non-GAAP Net Income:
GAAP Net Income	10,151	9,283	33,371	13,128
Non-GAAP Adjustments:
Intangible Asset Impairment	-	-	-	5,631
Amortization of Acquired Intangibles	3,732	-	3,732	-
Amortization Inventory Step Up Adjustment	5,645	-	5,645	-
Restructuring Costs	958	-	958	-
Acqusition Related Expenses	3,914		5,135
Amortization of Debt Financing Costs	870	-	870	-
Acceleration of Deferred Revenue	(4,079)	-	(4,079)	-
Tax Effect of Adjustments	(2,119)	-	(2,119)	(829)
Total Non-GAAP Adjustments	8,921	-	10,142	4,802
Adjusted Non-GAAP Net Income	19,072	9,283	43,513	17,930

Weighted Average Shares - Basic

Adjusted Non-GAAP Net Income Per Share - Basic	42,885	43,921	44,150	43,691
GAAP Net Income per Share - Basic	0.24	0.21	0.76	0.30
Non-GAAP Adjustments	0.21	-	0.23	0.11
Adjusted Non-GAAP Net Income per Share - Basic	0.44	0.21	0.99	0.41

Weighted Average Shares - Diluted

Adjusted Non-GAAP Net Income Per Share - Diluted	44,338	44,917	45,680	44,506
GAAP Net Income per Share - Diluted	0.23	0.21	0.73	0.29
Non-GAAP Adjustments	0.20	0.00	0.22	0.11
Adjusted Non-GAAP Net Income per Share - Diluted	0.43	0.21	0.95	0.40

	RECONCILIATION OF INCOME FROM OPERATIONS TO ADJUSTED EBITDA
	(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended	For the Year Ended	For the Year Ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
GAAP Net Income	10,151	9,283	33,371	13,128
Adjustments:
Taxes	(684)	8,306	10,304	14,005
Interest expense	6,070	279	6,854	1,348
Depreciation	221	111	623	1,090
Intangible Asset Impairment	-	-	-	5,631
Amortization of Acquired Intangibles	3,732	-	3,732	-
Amortization Inventory Step Up Adjustment	5,645	-	5,645	-
EBITDA	25,135	17,979	60,530	35,202
Non-GAAP Adjustments:
Share Based Compensation Expense	1,742	908	7,349	2,287
Restructuring Costs	958	-	958	-
Acqusition Related Expenses	3,914	-	5,135	-
Acceleration of Deferred Revenue	(4,079)	-	(4,079)	-
Total Non-GAAP Adjustments	2,534	908	9,363	2,287
Adjusted EBITDA	27,669	18,887	69,892	37,489

	RECONCILIATION OF GAAP GROSS MARGIN TO NON-GAAP GROSS MARGIN

	Three Months Ended December 31, 2015		Three Months Ended December 31, 2014		For the Year Ended December 31, 2015		For the Year Ended December 31, 2014

		%		%		%		%
Gross Margin
Product Sales	29,598	100%	7,680	100%	66,276	100%	33,252	100%
COGS	(18,075)	-61%	(4,106)	-53%	(36,731)	-55%	(16,269)	-49%
GAAP Gross Margin	11,523	39%	3,574	47%	29,545	45%	16,983	51%
Non-GAAP Adjustments:
Amortization of Acquired Intangibles	3,732	13%	-	0%	3,732	6%	-	0%
Amortization Inventory Step Up	5,645	19%	-	0%	5,645	9%	-	0%
Mylan Milestone Payments	(5,000)	-17%	-	0%	(5,000)	-8%	(2,500)	-8%
Adjusted Non-GAAP Gross Margin	15,900	54%	3,574	47%	33,922	51%	14,483	44%

Cash, Cash Equivalents, Restricted Cash and Marketable Securities

At December 31, 2015, cash, cash equivalents, restricted cash and investments were $163.5 million compared to $110.0 million at December 31, 2014. At December 31, 2015 and December 31, 2014, notes payable were $252.4 million and $25.8 million, respectively, including current portions of $39.1 million and $8.2 million, respectively. The increase in notes payable is primarily due to the $250.0 million credit facility closed during the fourth quarter of 2015.  Sucampo’s net debt position at December 31, 2015 is approximately $104.1 million.

Guidance

Sucampo today reiterated its earnings guidance for the full year ending December 31, 2016. Sucampo expects total revenue of $195.0 million to $205.0 million, adjusted net income of $45.0 million to $50.0 million, adjusted EPS of $0.97 to $1.07, and adjusted EBITDA of $100.0 million to $105.0 million. Adjusted net income guidance excludes amortization of acquired intangibles of approximately $17.6 million and amortization of the remaining inventory step-up costs of approximately $8.9 million.

Non-GAAP Financial Measures

This press release contains non-GAAP earnings as listed in the first table above, which is GAAP net income before interest, tax, depreciation, amortization, stock option expense and intangible impairment. Sucampo believes that this non-GAAP measure of financial results provides useful information to management and investors relating to its results of operations. Sucampo's management uses this non-GAAP measure to compare Sucampo's performance to that of prior periods for trend analyses, and for budgeting and planning purposes. Sucampo believes that the use of non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Sucampo's financial measures with other companies in its industry, many of which present similar non-GAAP financial measures to investors, and that it allows for greater transparency with respect to key metrics used by management in its financial and operational decision-making.

Management of the company does not consider non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitation of non-GAAP financial measures is that they exclude significant expenses that are required by GAAP to be recorded in the Sucampo's financial statements. In order to compensate for these limitations, management presents non-GAAP financial measures together with GAAP results. Non-GAAP measures should be considered in addition to results and guidance prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results. Reconciliation tables of the most comparable GAAP financial measure to the non-GAAP financial measure used in this press release are included with the financial tables at the end of this release. Sucampo urges investors to review the reconciliation and not to rely on any single financial measure to evaluate the Sucampo's business. In addition, other companies, including companies in our industry, may calculate similarly named non-GAAP measures differently than we do, which limits their usefulness in comparing our financial results with theirs.

Company to Host Conference Call Today

Sucampo will host a conference call and webcast today at 8:30 am EST. To participate on the live call, please dial 866-383-8009 (domestic) or 617-597-5342 (international) and use passcode 10562705, five to ten minutes ahead of the start of the call. A replay of the call will be available within a few hours after the call ends. Investors may listen to the replay by dialing 888-286-8010 (domestic) or 617-801-6888 (international), passcode 24339412. Investors interested in accessing the live audio webcast of the teleconference may do so at http://www.sucampo.com/investors/events-presentations/ and should log on before the teleconference begins in order to download any software required. The archive of the teleconference will remain available for 30 days.

About AMITIZA® (lubiprostone)

AMITIZA (lubiprostone) is a chloride channel activator that acts locally in the small intestine. By increasing intestinal fluid secretion, lubiprostone increases motility in the intestine, thereby facilitating the passage of stool and alleviating symptoms associated with CIC. Lubiprostone, via activation of apical CIC-2 channels in intestinal epithelial cells, bypasses the antisecretory action of opiates that results from suppression of secretomotor neuron excitability. Activation of CIC-2 by lubiprostone has also been shown to stimulate recovery of mucosal barrier function and reduce intestinal permeability via the restoration of tight junction protein complexes in ex vivo studies of ischemic porcine intestine.

AMITIZA (24 mcg twice daily) is indicated in the U.S. for the treatment of adults with CIC and opioid-induced constipation (OIC) with chronic, non-cancer pain. AMITIZA (8 mcg twice daily) is also approved in the U.S. for irritable bowel syndrome with constipation (IBS-C) in women 18 years of age and older. In Japan, AMITIZA (24 mcg twice daily) is indicated for the treatment of chronic constipation (excluding constipation caused by organic diseases). In Canada, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults. In the U.K., AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC and associated symptoms in adults, when response to diet and other non-pharmacological measures (e.g. educational measures, physical activity) are inappropriate. In Switzerland, AMITIZA (24 mcg twice daily) is indicated for the treatment of CIC in adults and for the treatment of OIC and associated signs and symptoms such as stool consistency, straining, constipation severity, abdominal discomfort, and abdominal bloating in adults with chronic, non-cancer pain. The efficacy of AMITIZA for the treatment of OIC in patients taking opioids of the diphenylheptane class, such as methadone, has not been established.

About RESCULA®

Unoprostone isopropyl 0.12% (trade named RESCULA) first received marketing authorization in 1994 in Japan for the treatment of glaucoma and ocular hypertension.  RESCULA is marketed in Japan by Santen Pharmaceutical Co., Ltd. (Santen).  We acquired RESCULA as part of the acquisition of R-Tech Ueno in 2015.

About Sucampo Pharmaceuticals, Inc.

Sucampo Pharmaceuticals, Inc. is focused on the development and commercialization of medicines that meet major unmet medical needs of patients worldwide. Sucampo has two marketed products – AMITIZA, its lead product, and RESCULA – and a pipeline of product candidates in clinical development. A global company, Sucampo is headquartered in Rockville, Maryland, and has operations in Japan, Switzerland and the U.K. For more information, please visit www.sucampo.com.

The Sucampo logo and the tagline, The Science of Innovation, are registered trademarks of Sucampo AG. AMITIZA is a registered trademark of Sucampo AG.

Follow us on Twitter (@Sucampo_Pharma). Follow us on LinkedIn (Sucampo Pharmaceuticals).

Twitter   LinkedIn

Sucampo Forward-Looking Statement

This press release contains "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding financial results for the full years ending December 31, 2015 and 2016, as well as statements about potential future revenue growth, statements regarding the acquisition of R-Tech Ueno and the integration of its business and operations with that of Sucampo, and statements regarding product development, and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the impact of pharmaceutical industry regulation and health care legislation; the ability of Sucampo to continue to develop the market for AMITIZA; the ability of Sucampo to develop, commercialize or license existing pipeline products or compounds or license or acquire non-prostone products or drug candidates; Sucampo's ability to accurately predict future market conditions; dependence on the effectiveness of Sucampo's patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally; the effects of competitive products on Sucampo’s products; risks relating to Sucampo's financing for the R-Tech Ueno acquisition, including the restrictive covenants undertaken by Sucampo as part of the financing; Sucampo’s ability to successfully integrate R-Tech Ueno Ueno’s operations; and the exposure to litigation and/or regulatory actions.

No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Sucampo undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this press release should be evaluated together with the many uncertainties that affect Sucampo's business, particularly those mentioned in the risk factors and cautionary statements in Sucampo's most recent Form 10-K as filed with the Securities and Exchange Commission on March 9, 2015 as well as its filings with the Securities and Exchange Commission on Forms 8-K and 10-Q since the filing of the Form 10-K, all of which Sucampo incorporates by reference.

Sucampo Pharmaceuticals, Inc.
Consolidated Statements of Operations and Comprehensive Income (unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Revenues:
Product royalty revenue	$22,929	$18,575	$74,138	$62,775
Product sales revenue	29,598	7,680	66,276	33,252
Research and development revenue	2,731	1,965	10,199	7,246
Contract and collaboration revenue	110	8,198	2,567	8,817
Co-promotion revenue	-	1,339	-	3,360
Total revenues	55,368	37,757	153,180	115,450

Costs and expenses:
Costs of goods sold	18,075	4,106	36,731	16,269
Intangible assets impairment	-	-	-	5,631
Research and development	11,346	5,882	33,631	20,566
General and administrative	13,154	7,659	35,517	31,230
Selling and marketing	1,225	3,062	2,842	14,523
Total costs and expenses	43,800	20,709	108,721	88,219

Income from operations	11,568	17,048	44,459	27,231
Non-operating income (expense):
Interest income	26	66	181	172
Interest expense	(6,070)	(344)	(6,854)	(1,520)
Other income, net	3,942	1,107	5,889	1,250
Total non-operating income (expense), net	(2,102)	829	(784)	(98)

Income before income taxes	9,466	17,877	43,675	27,133
Income tax provision	685	(8,594)	(10,304)	(14,005)
Net income	$10,151	$9,283	$33,371	$13,128

Net income per share:
Basic	$0.24	$0.21	$0.76	$0.30
Diluted	$0.23	$0.21	$0.73	$0.29
Weighted average common shares outstanding:
Basic	42,885	43,921	44,150	43,691
Diluted	44,338	44,917	45,680	44,506

Sucampo Pharmaceuticals, Inc.
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	December 31,
	2015	2014
ASSETS:

Current assets:
Cash and cash equivalents	$108,284	$71,622
Investments, current	-	22,393
Product royalties receivable	22,792	18,576
Accounts receivable, net	22,759	5,338
Deferred charge, current	295	295
Restricted cash, current	55,218	213
Inventories, net	33,121	-
Prepaid expenses and other current assets	8,891	3,411
Total current assets	251,360	121,848

Investments, non-current	-	13,540
Property and equipment, net	6,393	763
Manufacturing know-how	130,315	-
Goodwill	60,937	-
In-process research & development	6,171	-
Deferred tax assets, non-current	-	1,047
Deferred charge, non-current	1,400	1,695
Restricted cash, non-current	-	2,224
Other assets	605	457
Total assets	$457,181	$141,574

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$11,213	$4,143
Accrued expenses	10,886	8,467
Deferred revenue, current	676	2,051
Collaboration obligation	5,623	6,000
Income tax payable	6,507	1,291
Notes payable, current	39,083	8,240
Other current liabilities	14,139	3,618
Total current liabilities	88,127	33,810

Notes payable, non-current	213,277	17,578
Deferred revenue, non-current	1,088	5,118
Deferred tax liability net, non-current	52,497	820
Other liabilities	15,743	1,936
Total liabilities	370,732	59,262

Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized at December 31, 2015 and 2014; no shares issued and outstanding at December 31, 2015 and 2014, respectively	-	-
Class A common stock, $0.01 par value; 270,000,000 shares authorized at December 31, 2015 and 2014; 45,509,150 and 44,602,988 shares issued and outstanding at December 31, 2015 and 2014, respectively	455	446
Class B common stock, $0.01 par value; 75,000,000 shares authorized at December 31, 2015 and 2014; no shares issued and outstanding at December 31, 2015 and 2014, respectively	-	-
Additional paid-in capital	99,212	83,646
Accumulated other comprehensive income	13,412	14,265
Treasury stock, at cost; 3,009,942 and 524,792 shares at December 31, 2015 and 2014, respectively	(46,269)	(2,313)
Retained earnings (Accumulated deficit)	19,639	(13,732)
Total stockholders' equity	86,449	82,312
Total liabilities and stockholders' equity	$457,181	$141,574

Contact:
Sucampo Pharmaceuticals, Inc.
Silvia Taylor
Senior Vice President, Investor Relations and Corporate Affairs
1-240-223-3718
staylor@sucampo.com